SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 11, 2013 Date of earliest event reported: June 6, 2013

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 827-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2013, Robert Peterson and Michael Zacharia were elected as the J. C. Penney Corporation, Inc.’s (“JCP”) Series A Designees to the Board of Directors (the “Board”) of Martha Stewart Living Omnimedia, Inc. (the “Company”) in accordance with JCP’s rights under the Certificate of Designations of Series A Preferred Stock of the Company.

Mr. Peterson is currently the Senior Vice President of Corporate Strategy for JCP, responsible for identifying and evaluating key business and growth opportunities and strategic alliances, as well as long-range planning. Mr. Peterson is also a member of JCP’s Executive Board. Prior to joining JCP in April 2012, Mr. Peterson spent nearly 20 years at Piper Jaffray Companies, where he held several senior leadership roles, most recently as the global head of equities. Prior to that, he served as the head of private client services. Mr. Peterson currently serves as a board member at Children’s Medical Center of Dallas, and previously served as a member of the board of directors at Gillette Children’s Specialty Healthcare in St. Paul, Minnesota, as well as a member of the advisory board of the University of Minnesota’s Carlson Fund Enterprise.

Mr. Zacharia is currently an executive coach and consultant and previously served as the Executive Vice President for Business Development, General Counsel and Secretary of DFS Group Limited, the world’s largest travel retail company, from which he retired in 2007. In addition to his role as a consultant, Mr. Zacharia also currently teaches Cross-cultural Negotiations and Dispute Resolution as an Adjunct Professor of Law at the Straus Institute for Dispute Resolution at the Pepperdine University School of Law. Mr. Zacharia is also the Co-Director of the Pacis Project on Faith Based Diplomacy, a joint venture between Pepperdine University and the International Center for Religion and Diplomacy in Washington D.C. Prior to joining DFS Group Limited in 1995, Mr. Zacharia was a partner at the law firm of Wiley, Rein and Fielding. Mr. Zacharia has also served as the Assistant Secretary of Commerce for Export Administration and also previously served as the Deputy Assistant Secretary of State for International Trade Controls and Special Counsel to the Undersecretary for International Trade in the Commerce Department.

It has not yet been determined to which committees of the Board Mr. Peterson and Mr. Zacharia will be appointed.

Mr. Zacharia will receive compensation as a non-employee director pursuant to the Company’s current non-employee director compensation plan. The plan currently contemplates that non-employee directors receive an annual retainer of $40,000, payable quarterly in cash, although each director may elect to receive all or a portion of the retainer in Class A Common Stock. Each non-employee director also receives a meeting fee of $1,500 for Board and committee meetings in which the director participates in person and a fee of $1,000 for Board and committee meetings in which a director participates telephonically. All of the Company’s directors receive reimbursement of expenses incurred in connection with participation in Board and committee meetings.

Mr. Zacharia will also receive restricted stock units representing the contingent right to receive the corresponding number of shares of our Class A Common Stock equal to $60,000 of value on the date awarded upon his election to the Board. The restricted stock units will vest on the first anniversary of their grant date.

Mr. Peterson has waived his rights under the Certificate of Designations to receive compensation in connection with his role as a member of the Board. As a result, Mr. Peterson will not receive compensation for serving as a director on the Board, but will be reimbursed, as is the case with all other directors of the Company, for reasonable expenses incurred in connection with his participation in Board and committee meetings, as applicable.

On June 11, 2013, the Company issued a press release related to the election of Mr. Peterson and Mr. Zacharia. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit	Description

	99.1	Martha Stewart Living Omnimedia, Inc. Press Release dated June 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: June 11, 2013	By:	/s/ Daniel S. Taitz
Chief Administrative Officer and General Counsel

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